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EXHIBIT 99.1

Contacts: Martin Forrest Senior Director Corporate Communications & Investor Relations 510.923.5705	John Gallagher Media Relations Manager Corporate Communications & Investor Relations 510.923.6905

CHIRON APPOINTS DENISE O'LEARY TO BOARD OF DIRECTORS

        EMERYVILLE, CA, September 24, 2002—Chiron Corporation (NASDAQ:CHIR) today announced that Denise O'Leary, age 45, has been appointed to the company's Board of Directors. Ms. O'Leary is a member of the Stanford University Board of Trustees and chairs the Board of Directors for Stanford Hospital and Clinics.

        "Ms. O'Leary brings important experience and a valuable perspective to Chiron's board of directors," said Seán Lance, Chiron's chairman and chief executive officer. "We look forward to the contributions that Denise will make as Chiron continues to grow as a leader in the biopharmaceutical industry."

        Ms. O'Leary is a private venture capital investor. She serves on the boards of Medtronic, Inc., America West Holdings Corp., and Del Monte Foods Co., and was formerly a member of the board of ALZA Corporation. Ms. O'Leary had previously served as a general partner at Menlo Ventures, a venture capital investing firm, where her primary emphasis was in healthcare. She earned a B.S. in Industrial Engineering from Stanford and an M.B.A. from Harvard University

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DENISE O'LEARY NAMED TO
CHIRON BOARD OF DIRECTORS

About Chiron

        Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines. The company commercializes its products through three business units: biopharmaceuticals, vaccines and blood testing. For more information about Chiron, visit the company's website at www.chiron.com.

        This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product marketing, acquisitions and in- and out-licensing activities, that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2002, and the form 10-K for the year ended December 31, 2001, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activity will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

        Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

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CHIRON APPOINTS DENISE O'LEARY TO BOARD OF DIRECTORS